Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unify Corporation
Roseville, CA

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161645) and Form S-8 (Nos. 333-149905, 333-120750 and 333-98633) of Unify Corporation of our report dated April 13, 2009, with respect to our audit of the consolidated financial statements of AXS-One, Inc. and Subsidiaries for the year ended December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph relating to AXS-One’s ability to continue as a going concern),which is incorporated by reference in Form 8-K/A of Unify Corporation.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
September 15, 2009